Exhibit 10.38

Destination XL Group, Inc.

555 Turnpike Street

Canton, MA 02021

April 4, 2018

Red Mountain Capital Partners LLC

10100 Santa Monica Boulevard, Suite 925

Los Angeles, CA 90067

Re:  Destination XL Group, Inc. (the “Company”)

Reference is made to:

1.the Restated Certificate of Incorporation, as amended (the “Charter”), of the Company; and

2.that certain letter dated March 11, 2013 from the Company to, and countersigned by,  Red Mountain Capital Partners LLC (“Red Mountain”) regarding the ownership of the Company’s stock (the “2013 Waiver Letter”);

3. that certain letter dated January 29, 2014 from the Company to, and countersigned by,  Red Mountain (the “Standstill Agreement”); and

4.that certain letter dated December 23, 2014 from the Company to, and countersigned by,  Red Mountain Capital Partners LLC (“Red Mountain”) regarding the ownership of the Company’s stock (the “2014 Waiver Letter” and together with the 2013 Waiver Letter, the “Waiver Letters”)

Unless otherwise noted, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Charter.

Subject to the restrictions contained herein and your execution and return to us via email of a copy of this letter, the Company hereby authorizes, in accordance with §4.3.2(b) of the Charter and paragraph 5 of the Standstill Agreement, Red Mountain and its Affiliates to increase their aggregate Percentage Stock Ownership interest in the Corporation up to an aggregate of 17.12% of the outstanding common stock of the Company from the 15% ownership level previously authorized by the Waiver Letters and paragraph 5 of the Standstill Agreement.  All other terms of the previous Waiver Letters and the Standstill Agreement remain in effect and are not otherwise amended by this authorization.  For the avoidance of doubt, as set forth in the Waiver Letters, the Percentage Stock Ownership interest in the Company held in the aggregate by Red Mountain, its Affiliates and any other person affiliated with Red Mountain may also increase from the 17.12% threshold up to 20%, but only to the extent such increase is achieved through (a) compensation paid in Corporation Securities to Willem Mesdag pursuant to the Destination XL Group, Inc. Third Amended and Restated Non-Employee Director Compensation Plan (as

may be further amended) and/or (b) a reduction in the number of issued and outstanding shares of common stock of the Company.  Any Transfer that is not permitted under the terms of the Waiver Letters, the Standstill Agreement and/or this letter shall be a “Prohibited Transfer” under the Charter, and the Corporation Securities that are the subject of any such Prohibited Transfer shall be “Excess Securities” under the Charter.

The foregoing authorizations to acquire beneficial ownership of additional Corporation Securities are referred to herein, collectively, as the “Authorizations.”

In order to fulfill the purpose of the Charter, these Authorizations may be revoked at any time in the sole discretion of the Board of Directors (or a committee thereof that has been appointed by the Board of Directors) of the Company.  Such revocation shall be in writing and sent by email, fax or letter to Red Mountain and shall be effective immediately.

Kindly execute and return to us via email a copy of this letter at which time it shall serve as a binding and enforceable agreement between us in accordance with its terms. By signing this letter, you agree that this letter and its terms shall remain confidential, except to the extent disclosure thereof is required by law, regulation or judicial process.

Thank you for your interest in the Corporation.

Very truly yours,

DESTINATION XL GROUP, INC.

By: /s/ David A. Levin

Name:  David A. Levin
Title:    President, CEO

ACKNOWLEDGED AND AGREED:

RED MOUNTAIN CAPITAL PARTNERS LLC

By:    /s/ T Willem Mesdag
Name:    T Willem Mesdag
Title:      Managing Partner

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